Exhibit 10.10

TAX ALLOCATION AGREEMENT

This Tax Allocation Agreement (“Agreement”) dated and effective as of April 1, 2018 among Sequentis Financial LLC (“Parent”) and its Affiliated Companies (“Affiliates”) as designated on Attachment A and as amended from time to time.

Recitals

WHEREAS, Sequentis Financial LLC is the common parent of a controlled Group of Corporations (“Group” as defined below) consisting of itself and the affiliates as detailed on Attachment A (“Sequentis Group”); and

WHEREAS, it is the intent and desire of the parties hereto to confirm the method for allocating the consolidated tax liability of the Sequentis Group among its members, for reimbursing Sequentis Financial LLC for payments of such liabilities, for compensating any Affiliate for the use of its tax attributes and to provide for the allocation of refunds or subsequent adjustments to tax liabilities due to audits, carrybacks, etc.; and

WHEREAS, Sequentis Financial LLC and its Affiliated Companies desire to enter into this Tax Allocation Agreement upon the terms and conditions set forth herein.

NOW THEREFORE, the Parties hereby agree as follows:

1.	Definitions. For purposes of this Agreement:

“Code” means the Internal Revenue Code of 1986, as amended.

“Federal Income Tax or Taxes” means any income tax that is imposed by subtitle A of the Code, including, without limitation, any such tax that has been or could have been asserted (by reason of joint and several liability or otherwise) as a result of membership in an affiliated group, together with any interest and any penalties, additions to tax or additional amounts imposed with respect to such tax in the United States.

“Group” means an affiliated group of corporations or other entities that is permitted or required to file a Return or Returns on a consolidated, combined, or unitary basis.

“Method Two Share of Federal Income Taxes” means, with respect to each Party for any applicable period, an amount equal to the product of (a) the total positive Federal Income Tax liability for the relevant period of the Sequentis Group times (b) a fraction, the numerator of which is equal to the Party’s hypothetical Separate Return Federal Income Tax Liability for such period, calculated as set forth below (taking into account only a positive Federal Income Tax liability), and the denominator of which is equal to the sum of the positive hypothetical Separate Return Federal Income Tax Liabilities for such period for each corporation in the Sequentis Group, calculated as set forth below, but in each case considering only those hypothetical Separate Return Federal Income Tax Liabilites that are greater than zero.

If either (i) the computation of Separate Return Federal Income Tax Liability of a party hereunder does not result in a positive Federal Income Tax Liability, or (ii) the Sequentis Group does not have a positive consolidated Federal Income Tax Liability, then the Party’s Method Two Share of Federal Income Taxes shall be zero.

Each Party’s hypothetical Separate Return Federal Income Tax Liability shall be computed as if it were a Separate Corporation and filed a separate Return for the applicable period.

The allocation of tax among the Group members and the calculation of Separate Return Federal Income Tax liability is intended to comply with Treasury Regulation Section 1.1552-1(a)(2).

“Regulations” means the United States Treasury Regulations promulgated pursuant to the Code.

“Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Federal Income Tax.

“Separate Corporation” means a corporation that is not a member of a Group.

“Separate Return Federal Income Tax Liability” means the hypothetical Federal Income Tax liability that a Member would have had for a particular period if it were a Separate Corporation, computed with the adjustments set forth in the Treasury Regulation Section 1.1552-1(a)(2)(ii).

“Separate Return Year” means a separate return year or SRY, which is a taxable year for which the member files a separate return or joins in the filing of a consolidated return with another group.

“Separate Return Limitation Year” means a separate return limitation year or SRLY and is any SRY of a member or its predecessor, subject to the exceptions in Treasury Regulation Section 1.1502-1(f)(2)-(3).

“SRLY Net Operating Loss” means a net operating loss incurred by a member or its predecessor in a SRLY.

“Subsidiary” means a Party other than Sequentis Financial LLC in which Sequentis Financial LLC owns 80% or more in vote or value.

“Affiliate” means a Party other than Sequentis Financial LLC, including Subsidiaries.

2.	Consolidated Return Election. Effective for the taxable year of the Sequentis Group ending December 31, 2018, and for each taxable year thereafter, each Subsidiary will join, at any time, Sequentis Financial LLC and each other member of the Sequentis Group in the filing of a consolidated Federal Income Tax Return for any taxable period for which the Sequentis Group is required or permitted to file such a Return. Sequentis Financial LLC agrees to file, and as appropriate to cause to be filed such consents, elections and other documents and to take other action as may be necessary or appropriate to carry out the purposes of this Section 2. Sequentis Financial LLC as the Parent Corporation of the Sequentis Group has elected to allocate the consolidated Federal Income Tax liability among its members in accordance with the methods set out in Treasury Regulation Sections 1.1502-33(d)(3) and 1.1552-1(a)(2).

3.	Payment of Share of Federal Income Taxes.

(a)	In order to compensate the Parties for the use of net operating losses or tax credits in arriving at the consolidated Federal Income Tax liability of the Sequentis Group, the Parties agree to determine and allocate the Federal Income Tax liability of the Sequentis Group for each taxable year among themselves in the following manner:

Step 1: Each party (including Sequentis Financial LLC) shall pay to Sequentis Financial LLC an amount equal to such Subsidiary’s Method Two Share of Federal Income Taxes for such taxable year. To the extent any such party (including Sequentis Financial LLC) has unexpired SRLY Net Operating Loss (taking into account any applicable limitations to utilization of such SRLY Net Operating Loss i.e. Sec 382 limitation), such loss shall be taken into account, to the extent of the taxable income generated in such year, for the calculation of a Subsidiary’s Method Two Share of Federal Income Taxes for such taxable year (subject to -21(c)(1) regulations).

Step 2: Each Party (including Sequentis Financial LLC) shall pay to Sequentis Financial LLC an additional amount equal to the excess, if any, of (i) the Separate Return Federal Income Tax Liability of such Party for such taxable year over (ii) such Party’s Method Two Share of Federal Income Taxes for such taxable year. To the extent that Sequentis Group has an overall Net Operating Loss for a taxable year, each party (including Sequentis Financial LLC) shall pay to Sequentis Financial LLC its Separate Return Federal Income Tax Liability computed taking into account any unexpired SRLY Net Operating Loss of such party (taking into account any applicable limitations to utilization of such SRLY Net Operating Loss i.e. Sec 382 limitation) to the extent of the taxable income generated in such year (subject to -21(c)(1) regulations).

Step 3: The total of the amounts to be paid by the Parties (including Sequentis Financial LLC pursuant to Step 2 of this Section 3(a) (including any amounts allocated as result of a carryback) shall be paid by Sequentis Financial LLC to those other Parties (including Sequentis Financial LLC) that had a hypothetical negative tax liability for such taxable year (that is, those Parties whose tax attributes were applied by the Sequentis Financial LLC Group to reduce overall Federal Income Tax liability of the Sequentis Group for such year). In no event shall a benefit under Step 3 be granted to a Party unless the net operating loss or tax credits of such party are availed to the Group in reducing the consolidated Federal Income Tax liability of the Sequentis Group.

Step 4: Any attribute remaining unused after application of Step 1 and Step 2 shall be recorded and carried on the books of the Subsidiary originating the attribute.

Sequentis Financial LLC shall be responsible for determining the amount of payments due from and to the Parties under Steps 1, 2, and 3 above, applying such methods and conventions as Sequentis Financial LLC deems to be reasonable for such purposes, and Sequentis Financial LLC’s determination of such matters shall be binding upon all of the Parties hereto.

All payments required to be made by a Party under this Section 3(a) with respect to a taxable year shall be made not later than the due date (including extensions) of the Federal Income Tax Return of the Sequentis Group for such taxable year. Any amounts paid by a Party pursuant to Section 3(b) hereof in respect of estimated Federal Taxes shall be credited in satisfaction of such Party’s obligation under this Section 3(a). In the event that the amount of payments made by the Party for estimated Federal Taxes under Section 3(b) hereof with respect to a taxable year exceeds the amount the Party is required to pay under this Section 3(a) for such taxable year, such excess shall, at the Party’s election, be applied to estimated tax payments due under Section 3(b) hereof for future periods or repaid by Parent to the Subsidiary.

(b)	At the request of Sequentis Financial LLC, and in Sequentis Financial LLC’s sole discretion, each Affiliate shall pay, on or before the due date of any estimated Federal Income Tax payment due on or after the date of this Agreement, to/settle with Sequentis Financial LLC the amount determined by Sequentis Financial LLC as such Affiliate’s share of the estimated Federal Income Tax liability of the Sequentis Group, using such methods and assumptions as Sequentis Financial LLC deems reasonable. All such payments in respect of estimated Federal Income Taxes by an Affiliate shall be credited in satisfaction of the Affiliate’s obligation under Section 3(a) hereof.

(c)	Sequentis Financial LLC shall prepare and file (or cause to be prepared and filed) in a timely manner all Returns and forms required to be filed in respect of Federal Income Taxes.

(d)	Each Affiliate shall provide Parent with documentation sufficient to permit Sequentis Financial LLC to calculate the amounts payable under Sections 3(a) and 3(b) hereof on or before the due date of each payment.

4.	Subsequent Tax Adjustments.

In the event of any adjustment to the Returns for periods ending on or after the date of this Agreement, as filed, or Parent or any other member of the Sequentis Group (by reason of an amended Return, claim for refund, or an examination or audit by the Internal Revenue Service or other taxing authority), the obligation of each Affiliate under Section 3(a) for such period shall be recomputed to give effect to any such adjustment applicable to such Affiliate as if it had been made as part of the original computation of tax liability. Such recomputation and any adjusting payment required as a result shall be made as soon as practicable following the final administrative or judicial determination of such adjustment.

5.	Treatment of Payments Under Section 3(a) for Federal Income Tax Purposes.

The following principles will govern the federal income tax treatment of payments under Section 3(a) hereof:

(a)	An Affiliate’s Method Two Share of Federal Income Taxes payable under Step 1 of Section 3(a) shall (in accordance with Section 1.1552-1(b)(2) of the Regulations) (i) decrease the earnings and profits of such Affiliate, and (ii) be treated as a liability of such Affiliate for such amount.

(b)	An Affiliate’s liability under Step 2 of Section 3(a) or right to payment under Step 3 of Section 3(a) will be regarded for federal income tax purposes as distributions in respect of stock, contributions of capital, or a combination thereof, as applicable.

6.	Miscellaneous.

(a)	This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the Sequentis Financial LLC. Any provision of the Agreement that is prohibited and unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(b)	The principles of the Agreement (including, without limitation, the making of payments as provided herein) shall also apply to determine and allocate the state income tax liability of the Sequentis Group where such state income tax liability is computed on a consolidated, combined, or unitary basis.

(c)	This Agreement address only the obligations of the Affiliates in respect of Federal Income Taxes and those state income taxes specified in Section 6(c). The obligations of the Affiliates in respect of any other taxes shall be determined separate from this Agreement as necessary by and among the Affiliates.

7.	Signature Authority.

Each signatory to this Agreement has signature authority and is empowered on behalf of his or her respective party to execute this Agreement.

SEQUENTIS FINANCIAL LLC

By:	/s/ Mitchell Pressman
Name:	Mitchell Pressman
Title:	Treasurer

ATEGRITY SPECIALTY HOLDINGS LLC

By:	/s/ Jeffrey H. Marshall
Name:	Jeffrey H. Marshall
Title:	Chief Financial Officer

ATEGRITY SPECIALTY INSURANCE COMPANY

By:	/s/ Jeffrey H. Marshall
Name:	Jeffrey H. Marshall
Title:	Chief Financial Officer

SEQUENTIS REINSURANCE COMPANY LIMITED

By:	/s/ Jeffrey H. Marshall
Name:	Jeffrey H. Marshall
Title:	Chief Financial Officer

Attachment A - List of Subsidiaries

•	Ategrity Specialty Insurance Company
•	Ategrity Specialty Holdings LLC
•	Sequentis Reinsurance Company Limited (Once it becomes a Corp)